Exhibit 4.4

FIRST AMENDMENT TO SUBORDINATION AGREEMENT

THIS FIRST AMENDMENT TO SUBORDINATION AGREEMENT (the “First Amendment”), is entered into effective as of May 10, 2012, by and among Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics, a Florida corporation (the “Borrower”) and the holders (collectively, the “Junior Creditors”) of certain of the Borrower’s outstanding promissory notes as set forth on Schedule A hereto (collectively, the “Junior Notes”) to and for the benefit of the holders (collectively, the “Senior Creditors”) of the Senior Notes (as defined below), in amendment to and modification of that Subordination Agreement executed by the Borrower and the Junior Creditors dated effective February 21, 2012. To the extent of any conflict or inconsistency between the terms of the Subordination Agreement and the terms of this First Amendment, the applicable provisions of this First Amendment shall control.

NOW, THEREFORE, in consideration of the terms and conditions set forth in the Subordination Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Junior Creditors hereby covenant and agree for the benefit of the Senior Creditors as follows:

1. Definition of Senior Obligations. The Junior Creditors hereby acknowledge and agree that the term “Senior Obligations” as set forth in the Subordination Agreement shall be deemed to apply to the Senior Notes issued on February 21, 2012 in the aggregate principal amount of $324,000.00 as referenced in the Subordination Agreement, along with the following Convertible Promissory Note:

Holder	Effective Date	Principal Amount
Henry A. Cousineau III	May 10, 2012	$100,000

Upon execution of this First Amendment, Henry A. Cousineau III shall be deemed a “Senior Creditor” and the Convertible Promissory Note referenced above shall be deemed a “Senior Note” for all purposes under the Subordination Agreement.

2. Continuing Effect. The Borrower and Junior Creditors confirm that, except as modified by this First Amendment, the Subordination Agreement shall remain in full force and effect in accordance with its terms for the benefit of the Senior Creditors.

3. Counterpart Signatures. This First Amendment may be executed in counterparts, each of which, when appended with the signatures of the Borrower and the Junior Creditors, shall constitute a fully executed original instrument. Transmittal of signature pages by facsimile or e-mail shall constitute effective execution and delivery of such signatures.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Subordination Agreement to be duly executed and delivered by their proper and duly authorized officers and effective as of the date first written above.

BORROWER:

VERTICAL HEALTH SOLUTIONS, INC. D/B/A ONPOINT MEDICAL DIAGNOSTICS

By:

Name: William Cavanaugh

Title: President & Chief Executive Officer

JUNIOR CREDITORS:

Signature	Signature
Richard Lindstrom	Kevin Molloy
Printed Name	Printed Name

City, State Zip	City, State Zip

Signature
Gus Chafoulias
Printed Name

City, State Zip

Signature
Blake Whitney
Printed Name

City, State Zip

SCHEDULE A

LIST OF JUNIOR NOTES

Richard Lindstrom	11/21/2011	11/21/2013	$50,000
Richard Lindstrom	12/19/2011	11/21/2013	$50,000
Richard Lindstrom	12/30/2011	12/30/2013	$100,000
Blake Whitney	12/30/2011	12/30/2013	$15,000
Gus Chafoulias	12/30/2011	12/30/2013	$25,000
Kevin Molloy	12/30/2011	12/30/2013	$25,000
		Total	$265,000